Exhibit No. 11.1
                     Commerce Bancorp, Inc. and Subsidiaries
                       Computation of Net Income Per Share
                (dollars in thousands, except per share amounts)
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                                                                  Three Months Ended
                                                                       March 31,

Primary Net Income Per Share                                          1997        1996
Adjustment of income:
     Net income                                                     $9,434      $7,161
     Preferred stock dividends                                         141         281
                                                                   -------     -------
     Adjusted net income applicable to
     common stock                                                   $9,293      $6,880
                                                                   =======     =======


Average shares of common stock and equivalents outstanding:
     Average common shares outstanding                              15,562      13,150
     Common stock equivalents - dilutive rights                                    398
     Common stock equivalents - dilutive options                       730          68
                                                                   -------     -------
     Average shares of common stock and
      equivalents outstanding                                       16,292      14,016
                                                                   =======     =======


Net income per share of common stock                                 $0.57       $0.49
                                                                   =======     =======


Fully Diluted Net Income Per Share
Net income applicable to common stock
   on a fully diluted basis                                         $9,434      $7,161
Less:  additional ESOP contribution
   under the if-converted method                                        11          25
                                                                   -------     -------
Adjusted net income applicable to
   common stock on a fully diluted basis                            $9,423      $7,136
                                                                   =======     =======


Average number of shares outstanding on a fully diluted basis:
     Average common shares outstanding                              15,562      13,150
     Additional shares considered in fully
     diluted computation assuming:
        Exercise of rights                                                         398
        Exercise of stock options                                      730         468
        Conversion of preferred stock                                  616       1,349
                                                                   -------     -------
Average number of shares outstanding
   on a fully diluted basis                                         16,908      15,365
                                                                   =======     =======


Fully diluted net income per share of
   common stock                                                      $0.56       $0.45
                                                                   =======     =======
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